SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

Current Report

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
February 13, 2002

Integrated Silicon Solution, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-23084	77-0199971

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2231 Lawson Lane
Santa Clara, California
95054
(Address of Principal Executive Offices)
(Zip Code)

Registrant’s telephone number, including area code: (408) 588-0800

(Former name or former address, if changed since last report)

Item 2.          Acquisition or Disposition of Assets

     On February 28, 2002, Integrated Silicon Solution, Inc. (“ISSI”) filed a Current Report on Form 8-K disclosing the acquisition on February 13, 2002 of Purple Ray, Inc. (“Purple Ray”) through a merger of Purple Ray with and into ISSI pursuant to the terms of an Agreement and Plan of Reorganization dated January 23, 2002. Purple Ray was a privately held research and development stage company developing network search engine and content addressable memory integrated circuits. The assets of Purple Ray consisted primarily of intellectual property. Under the terms of this acquisition, holders of Purple Ray securities will receive up to 490,000 shares of ISSI’s common stock and ISSI assumed outstanding options to acquire Purple Ray common stock. The ISSI common stock was issued pursuant to Regulation D under the Securities Act of 1933, as mended. ISSI has filed a Registration Statement on Form S-3 with respect to their sale of such shares. The shares of ISSI common stock issuable upon exercise of the Purple Ray options assumed in the merger have been registered on Form S-8. The terms of the acquisition, including the purchase price, were negotiated by the parties.

     Pursuant to Item 7 of Form 8-K, ISSI indicated in the Current Report on Form 8-K filed on February 28, 2002 that it would file certain financial information no later than the date required by Item 7 of Form 8-K. ISSI hereby amends Item 7 contained in the Current Report on Form 8-K filed February 28, 2002 to provide the required financial information.

Item 7.          Financial Statements and Exhibits

(a)	Financial Statements of Businesses Acquired.

Board of Directors

Purple Ray, Inc.

Santa Clara, California

INDEPENDENT AUDITORS’ REPORT

     We have audited the accompanying balance sheets of Purple Ray, Inc., (a development stage company) as of December 31, 2001 and 2000 and the related statements of operations, stockholders’ equity and cash flows for the year ended December 31, 2001, the period from March 8, 2000 (Inception) through December 31, 2000 and the period from March 8, 2000 (Inception) through December 31, 2001. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Purple Ray, Inc. (a development stage company) as of December 31, 2001 and 2000, and the results of its operations and its cash flows for the periods then ended in conformity with accounting principles generally accepted in the United States of America.

     As discussed in Note 6 to the financial statements, on February 13, 2002, the stockholders of the Company sold all of their interest in the common stock of the Company to a Corporate acquirer who, upon acquisition, dissolved the Company.

/s/ Frank, Rimerman & Co. LLP

     March 22, 2002

Purple Ray, Inc.
(A Development Stage Company)

Balance Sheets
(In thousands, except share and per share data)

ASSETS

	Years Ended December 31,

	2001	2000

Current Assets
Cash and cash equivalents	$189,624	$432,726
Prepaid expenses and other current assets	34,781	38,327

Total current assets	224,405	471,053
Property and Equipment, net	508,968	101,682
Deposit	—	32,406

	$733,373	$605,141

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts payable	$183,739	$57,567
Accrued expenses	150,921	9,587

Total current liabilities	334,660	67,154
Commitment (Note 5)
Stockholders’ Equity
Series A convertible preferred stock, no par value, 8,000,000 shares authorized; 6,570,000 shares issued and outstanding (2,665,334 in 2000); aggregate liquidation preference of $3,285,000 at December 31, 2001 ($1,332,667 at December 31, 2000)	3,285,000	1,332,667
Common stock, no par value, 25,000,000 shares authorized; 7,642,000 shares issued and outstanding (7,284,000 in 2000)	11,620	8,040
Additional paid-in capital	47,846	6,498
Stockholder advances	—	(200,000)
Deficit accumulated during the development stage	(2,945,753)	(609,218)

	398,713	537,987

	$733,373	$605,141

Purple Ray, Inc.
(A Development Stage Company)

Statements of Operations

		Period from	Period from
		March 8, 2000	March 8, 2000
		(Inception)	(Inception)
	Year Ended	through	through
	December 31,	December 31,	December 31,
	2001	2000	2001

Expenses
Product development	$1,893,165	$443,230	$2,336,395
General and administrative	463,777	176,257	640,034

Loss from Operations	2,356,942	619,487	2,976,429
Other Income (Expense)
Interest income	26,975	11,069	38,044
Interest expense	(5,768)	—	(5,768)

Loss before Income Taxes	2,335,735	608,418	2,944,153
Income Taxes	800	800	1,600

Net Loss	$2,336,535	$609,218	$2,945,753

Purple Ray, Inc.
(A Development Stage Company)

Statement of Stockholders’ Equity
March 8, 2000 (Inception) through December 31, 2001

					Deficit
	Series A				Accumulated
	Convertible		Additional		During the
	Preferred	Common	Paid-in	Stockholder	Development
	Stock	Stock	Capital	Advances	Stage	Total

Balances, March 8, 2000 (Inception)	$—	$—	$—	$—	$—	$—
Issuance of 7,200,000 shares of common stock for $0.001 in June 2000 for cash	—	7,200	—	—	—	7,200
Issuance of 84,000 shares of common stock upon exercise of options by consultants	—	840	—	—	—	840
Issuance of 2,665,334 shares of Series A convertible preferred stock in November 2000, at $0.50 per share for cash of $412,667, retirement of loans of $720,000, and shareholder advances of $200,000	1,332,667	—	—	(200,000)	—	1,132,667
Stock-based compensation relating to options granted to non-employees	—	—	6,498	—	—	6,498
Net loss	—	—	—	—	(609,218)	(609,218)

Balances, December 31, 2000	1,332,667	8,040	6,498	(200,000)	(609,218)	537,987
Issuance of 861,334 shares of Series A convertible preferred stock in January 2001, for cash, at $0.50 per share	430,667	—	—	—	—	430,667
Issuance of 3,043,332 shares of Series A convertible preferred stock in April 2001, for cash, at $0.50 per share	1,521,666	—	—	—	—	1,521,666
Repayment of stockholder advances in August 2001	—	—	—	200,000	—	200,000
Warrants issued in connection with bridge financing	—	—	5,768	—	—	5,768
Issuance of 358,000 shares of common stock upon exercise of options by consultants	—	3,580	—	—	—	3,580
Stock-based compensation related to options granted to non-employees	—	—	35,580	—	—	35,580
Net loss	—	—	—	—	(2,336,535)	(2,336,535)

Balances, December 31, 2001	$3,285,000	$11,620	$47,846	$—	$(2,945,753)	$398,713

Purple Ray, Inc.
(A Development Stage Company)

Statements of Cash Flows

		Period from	Period from
		March 8, 2000	March 8, 2000
		(Inception)	(Inception)
	Year Ended	through	through
	December 31,	December 31,	December 31,
	2001	2000	2001

Cash Flows from Operating Activities
Net loss	$(2,336,535)	$(609,218)	$(2,945,753)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	178,416	13,505	191,921
Stock-based compensation	35,580	6,498	42,078
Amortization of discount on bridge financing	5,768	—	5,768
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	35,952	(38,327)	(2,375)
Accounts payable	126,172	57,567	183,739
Accrued expenses	42,420	9,587	52,007

Net cash used in operating activities	(1,912,227)	(560,388)	(2,472,615)
Cash Flows from Investing Activities
Purchase of property and equipment	(486,788)	(115,187)	(601,975)
Payments for deposit	—	(32,406)	(32,406)

Net cash used in investing activities	(486,788)	(147,593)	(634,381)
Cash Flows from Financing Activities
Proceeds from sale of convertible preferred stock	1,952,333	412,667	2,365,000
Proceeds from sale of common stock and exercise of options	3,580	8,040	11,620
Proceeds from advances on bridge financing	—	720,000	720,000
Proceeds from stockholder advances	200,000	—	200,000

Net cash provided by financing activities	2,155,913	1,140,707	3,296,620

Net increase (decrease) in cash and cash equivalents	(243,102)	432,726	189,624
Cash and Cash Equivalents, beginning	432,726	—	—

Cash and Cash Equivalents, ending	$189,624	$432,726	$189,624

Purple Ray, Inc.
(A Development Stage Company)

Statements of Cash Flows (continued)

		Period from	Period from
		March 8, 2000	March 8, 2000
		(Inception)	(Inception)
	Year Ended	through	through
	December 31,	December 31,	December 31,
	2001	2000	2001

Supplemental Disclosure of Cash Flow Information
Cash paid during the year for:
Income taxes	$800	$800	$1,600

Supplemental Disclosure of Non-Cash Investing and Financing Activities
Reclassification of deposits into prepaid expenses and other current assets	$—	$32,406	$—

Issuance of preferred stock for shareholder advances	$—	$200,000	$200,000

Bridge financing converted to Series A Convertible Preferred Stock	$—	$720,000	$720,000

Purchase of property and equipment under an installment payment plan	$98,914	$—	$98,914

Purple Ray, Inc.
(A Development Stage Company)
Notes to Financial Statements

1. Nature of Business and Significant Accounting Policies

Nature of Business

Purple Ray, Inc. was incorporated under the laws of the State of California on March 8, 2000. The Company develops network search engine and content-addressable memory ICs (“CAMs”). The Company is headquartered in Santa Clara, California.

Following incorporation, the Company has been principally engaged in recruiting members of management, developing their product, and raising sufficient cash to commence its operating activities. Through December 31, 2001, the Company has raised equity capital of approximately $11,600 through the issuance of common stock and exercise of options and approximately $3,285,000 through issuance of Series A convertible preferred stock.

As discussed in Note 6, on February 13, 2002, the Company was sold to Integrated Silicon Solution, Inc, a publicly-traded company.

Significant Accounting Policies

Basis of Presentation:

As planned, operations had not commenced as of December 31, 2001. The Company has reported its results of operations in accordance with Statement of Financial Accounting Standards No. 7, Accounting and Reporting by Development Stage Companies.

Stock Split:

On July 7, 2000, the Board of Directors approved a ten-for-one stock split for common and preferred stock. All per-share amounts have been restated as if this stock split had occurred at inception.

Cash and Cash Equivalents:

Cash and cash equivalents include all cash balances and highly liquid investments with an original maturity from the date of purchase of three months or less.

1. Nature of Business and Significant Accounting Policies (continued)

Significant Accounting Policies (continued)

Income Taxes:

The Company accounts for income taxes using the asset and liability method. Under this method, deferred income tax assets and liabilities are recorded based on the estimated future tax effects of differences between the financial statement and income tax basis of existing assets and liabilities. Deferred income taxes are classified as current or non-current, based on the classifications of the related assets and liabilities giving rise to the temporary differences. A valuation allowance is provided against the Company’s deferred income tax assets when their realization is not reasonably assured.

Property and Equipment:

Property and equipment are stated at cost. The Company depreciates property and equipment using the straight-line method over the estimated useful lives of three years for software and computer equipment and five years for office furniture and testing equipment.

Property and equipment consist of the following at December 31:

	2001	2000

Software	$370,940	$10,438
Computer equipment	199,178	99,744
Furniture and fixtures	47,454	5,004
Test equipment	83,316	—

	700,888	115,186
Less accumulated depreciation	191,920	13,504

	$508,968	$101,682

Concentration of Credit Risk:

Financial instruments which potentially subject the Company to concentration of credit risk consist primarily of cash and cash equivalents. The Company maintains its cash accounts at one financial institution which is subject to the $100,000 Federal Deposit Insurance Corporation insurable limit.

1. Nature of Business and Significant Accounting Policies (continued)

Significant Accounting Policies (continued)

Stock-Based Compensation:

The Company generally grants stock options to its employees for a fixed number of shares with an exercise price equal to the fair value of the shares on the date of grant. As allowed under Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS 123), the Company has elected to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25) and related interpretations in accounting for stock awards to employees.

Compensation expense for options or warrants granted to non-employees has been determined in accordance with SFAS 123 as the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably determinable. Compensation expense for options granted to non-employees is periodically re-measured as the underlying options vest.

Accounting for Impairment of Long-Lived Assets:

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets held and used is measured by comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of their carrying amount or fair value less cost to sell.

Comprehensive Income (Loss):

To date, the Company has not had any significant components of other comprehensive income (loss).

Use of Estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities, and reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

2. Income Taxes

Deferred income taxes result from the tax effect of transactions that are recognized in different periods for financial statement and income tax reporting purposes. The Company has net deferred income tax assets of approximately $1,160,900 at December 31, 2001. These net income tax assets have been fully offset by a valuation allowance, as their realization is not reasonably assured. The deferred income tax assets consist primarily of net operating losses which may be carried forward to offset future income tax obligations. The Company has federal and state net operating loss carryforwards of approximately $2,850,000 which expire beginning in 2020 and 2008, respectively.

The Tax Reform Act of 1986 limits the use of net operating loss carryforwards in certain situations where changes occur in the stock ownership of a company. The closing of the acquisition, discussed in Note 6, would cause a substantial change in the Company’s ownership and will be a material limitation in the Company’s ability to utilize the net operating loss.

3. Capital Stock

Common Stock:

The Company is authorized to issue 25,000,000 shares of common stock. As of December 31, 2001, the Company had 7,642,000 common shares issued and outstanding.

Unvested common stock issued to certain officers of the Company is subject to a right of repurchase by the Company at the original issuance price. At December 31, 2001, 4,050,000 shares of outstanding common stock were subject to repurchase at a price of $0.001 per share.

Convertible Preferred Stock:

The Company is authorized to issue 8,000,000 shares of convertible preferred stock. At December 31, 2001, the Board of Directors has designated all shares as Series A, of which 6,570,000 were issued and outstanding.

The rights, preferences, privileges and restrictions for the Series A convertible preferred stock are as follows:

(a)	Series A holders are entitled to receive non-cumulative dividends in proportion to any such dividends on common stock, when and if declared by the Board of Directors.

3. Capital Stock (continued)

Convertible Preferred Stock (continued):

(b)	The holders of Series A have liquidation preferences before any distribution or payment is made to holders of common stock equal to $0.50 per share plus declared and unpaid dividends. The aggregate liquidation preference of Series A shares outstanding at December 31, 2001 is $3,285,000. After this liquidation preference is satisfied, subsequent liquidating distributions are made ratably to common and preferred stockholders.

(c)	Series A shares are convertible, one-for-one, into common stock at the option of the holder, subject to adjustment for dilution. The shares are convertible at the option of the holder, at any time after the date of issuance.

(d)	Each share of preferred stock is entitled to one vote for each share of common stock into which such preferred stock could then be converted, on all matters submitted to a vote of the stockholders of the Company. In addition, the holders of Series A, voting as a class, must approve certain actions with a simple majority.

(e)	Each share of preferred stock is automatically converted into shares of common stock upon the completion of a qualifying initial public offering in which the proceeds to the Company exceed $10,000,000.

Warrants:

During 2001, the Company issued warrants for the purchase of 23,339 shares of Series A convertible preferred stock at $0.50 per share in connection with the conversion of $720,000 of bridge financing. The warrants are exercisable through August 2003. The fair value of these warrants, $5,768, has been recorded as additional paid-in capital and as a discount to the related note payable. The discount was fully amortized to interest expense during 2001. The fair value of the warrants was estimated on the date of grant using the Black-Scholes Option Pricing method with the following assumptions: no dividend yield, stock price volatility of 90%, risk-free interest rate of 3.62%, and a contractual life of two years.

4. Stock Option Plan

Under the Plan, the Board of Directors may grant incentive stock options to employees and non-statutory stock options to employees, directors, and consultants. The exercise price of an option cannot be less than the fair market value of one share of common stock on the date of grant for incentive stock options or 85% of the fair market value of one share of common stock for non-statutory stock options (not less than 110% of the fair market value for stockholders owning greater than 10% of all classes of stock) as determined by the Board of Directors. Options expire after ten years (five years for stockholders owning greater than 10% of all classes of stock). The Plan grants the Board of Directors the discretion to determine when the options granted thereunder shall become exercisable. Options granted to employees under the plan generally vest over a four-year period; options granted to non-employees generally vest immediately.

4. Stock Option Plan (continued)

Under the Plan, in the event of the termination of a participant’s employment or the proposed transfer of such shares to a third party, the Company has the right to repurchase the stock.

Stock option activity under the Plan is as follows:

	Options Outstanding

			Weighted-
	Options	Number	Average
	Available	of Shares	Exercise Price

Outstanding, March 8, 2000	—	—	$—
Authorized	8,000,000	—	—
Granted	(1,772,000)	1,772,000	0.010
Exercised	—	(84,000)	0.010

Outstanding, December 31, 2000	6,228,000	1,688,000	0.010
Granted	(2,329,510)	2,329,510	0.050
Exercised	—	(358,000)	0.010
Cancelled	767,500	(767,500)	0.040

Outstanding, December 31, 2001	4,665,990	2,892,010	$0.034

		Options Outstanding

		Weighted-
		Average	Weighted-
Range of		Remaining	Average
Exercise	Number	Contractual	Exercise
Prices	Outstanding	Life	Price

$0.01	1,130,000	8.59	$0.010
0.05	1,762,010	9.48	0.050

$0.01-0.05	2,892,010	9.13	$0.034

Of the options outstanding at December 31, 2001, 1,607,010 shares were fully vested with a weighted-average exercise price of $0.036.

The fair value of stock-based awards to employees has been calculated using the minimum value method with the following weighted-average assumptions: expected life of 4.5 years, risk-free rate of 4.05% and no dividends during the expected term. The minimum value method, which is allowed under SFAS No. 123 for privately-held companies, assumes zero volatility in the Company’s stock price. The effect of applying SFAS No. 123 to the Company’s outstanding stock options does not result in a pro-forma net loss that is materially different from the reported net loss.

4. Stock Option Plan (continued)

Non-Employees:

The Company uses the fair value method to value options granted to non-employees. The fair value of stock-based awards to non-employees has been calculated using the following weighted-average assumptions: contractual life of 10 years, stock price volatility of 90%, risk-free rate of 5.68% and no dividends during the expected term. In connection with its grant of options to non-employees, the Company recognized stock-based compensation of $35,580 and $6,498 for the years ended December 31, 2001 and 2000, respectively.

5. Facility Lease

The Company leases its office facility in Santa Clara, California under an operating lease agreement that expires in May 2002. Under terms of the lease, the Company is responsible for certain insurance, property taxes and maintenance expenses. Office rent expense was approximately $126,000 in 2001 ($43,000 in 2000). Future minimum rental payments due during 2002 total $53,500.

6. Subsequent Events

Common Stock Re-Purchase:

During January 2002, the Company re-purchased 2,773,431 shares of common stock from two stockholders as part of a re-capitalization.

Acquisition:

On February 13, 2002, the Company completed the sale of all of its issued and outstanding stock to Integrated Silicon Solution, Inc. in exchange for approximately 487,700 shares of Integrated Silicon Solution, Inc. common stock.

(b)	Pro Forma Financial Information

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

     On February 13, 2002, Integrated Silicon Solution, Inc. (“ISSI”) acquired Purple Ray, Inc. (“Purple Ray”) through a merger of Purple Ray with and into ISSI pursuant to the terms of an Agreement and Plan of Reorganization dated January 23, 2002. Purple Ray was a privately held research and development stage company developing network search engine and content addressable memory integrated circuits. The assets of Purple Ray consisted primarily of intellectual property. The transaction was accounted for using the purchase method of accounting. The total estimated purchase price of $7.1 million consisted of the fair market value of ISSI’s common stock issued of $5.2 million, the fair value of options to purchase Purple Ray common stock assumed by ISSI of $1.7 million and estimated transaction costs of $0.2 million.

     The accompanying unaudited pro forma condensed combined financial statements give effect to the acquisition of Purple Ray by ISSI.

Unaudited Pro Forma Condensed Combined Balance Sheet
(In thousands)

	ISSI	Purple Ray, Inc.
	December 31,	December 31,	Pro forma		Pro forma
	2001	2001	Adjustments		Combined

	(Unaudited)		(Unaudited)		(Unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$25,960	$190	(181)	A	$25,969
Short-term investments	91,750	—			91,750
Accounts receivable	8,826	—			8,826
Inventories	39,741	—			39,741
Other current assets	3,747	35	18	A	3,800

Total current assets	170,024	225			170,086
Property, equipment, and leasehold improvements, net	7,649	509	220	A,B	8,378
Intangible assets	—	—	1,211	C	1,211
Other assets	47,805	—			47,805

Total assets	$225,478	$734			$227,480

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$9,744	$184	220	A	$10,148
Accrued compensation and Benefits	3,186				3,186
Accrued expenses	6,366	151	146	A,D	6,663
Income tax payable	1,167				1,167
Current portion of long-term Obligations	160				160

Total current liabilities	20,623	335			21,324
Long-term obligations	116				116
Minority interest	136				136
Stockholders’ equity:
Preferred stock	—	3,285	(3,285)	G	—
Common stock	3	12	(12)	G	3
Additional paid-in capital	221,902	48	6,831	F,G	228,781
Accumulated deficit	(11,649)	(2,946)	(1,743)	G,H	(16,338)
Accumulated other comprehensive loss	(5,653)	—			(5,653)
Unearned compensation	—	—	(889)	E	(889)

Total stockholders’ equity	204,603	399			205,904

Total liabilities and stockholders’ equity	$225,478	$734			$227,480

Unaudited Pro Forma Condensed Combined Statement of Operations
(In thousands, except per share data)

	ISSI	Purple Ray, Inc.
	For the	For the
	Twelve Months	Twelve Months
	Ended	Ended
	September 30,	December 31,	Pro forma		Pro forma
	2001	2001	Adjustments		Combined

			(Unaudited)		(Unaudited

Net sales	$152,048	$—			$152,048
Cost of sales	144,869	—			144,869

Gross profit	7,179	—			7,179

Operating expenses:
Research and development	25,303	1,893	453	I,J	27,649
Selling, general and administrative	20,721	464			21,185

Total operating expenses	46,024	2,357			48,834

Operating loss	(38,845)	(2,357)			(41,655)
Gain on sale of investments	30,732	—			30,732
Other income, net	7,680	21			7,701

Loss before income taxes and equity in net income of affiliated companies	(433)	(2,336)			(3,222)
Provision for income taxes	150	1			151

Net loss before equity in net income of affiliated companies	(583)	(2,337)			(3,373)
Equity in net income of affiliated companies	1,698	—			1,698

Net income (loss)	$1,115	$(2,337)			$(1,675)

Basic income (loss) per share	$0.04				$(0.06)

Shares used in basic per share calculation	26,183		438		26,621

Diluted income (loss) per share	$0.04				$(0.06)

Shares used in diluted per share calculation	27,788		438		26,621

Unaudited Pro Forma Condensed Combined Statement of Operations
(In thousands, except per share data)

	ISSI	Purple Ray, Inc.
	For the	For the
	Three Months	Three Months
	Ended	Ended
	December 31,	December 31,	Pro forma		Pro forma
	2001	2001	Adjustments		Combined

	(Unaudited)	(Unaudited)	(Unaudited)		(Unaudited)

Net sales	$15,091	$—			$15,091
Cost of sales	12,400	—			12,400

Gross profit	2,691	—			2,691

Operating expenses:
Research and development	6,638	424	113	I,J	7,175
Selling, general and administrative	3,665	106			3,771

Total operating expenses	10,303	530			10,946

Operating loss	(7,612)	(530)			(8,255)
Gain on sale of investments	35	—			35
Other income, net	536	3			539

Loss before income taxes, minority interest and equity in net loss of affiliated companies	(7,041)	(527)			(7,681)
Provision for income taxes	—	1			1

Net loss before minority interest and equity in net loss of affiliated companies	(7,041)	(528)			(7,682)
Minority interest in net loss of consolidated subsidiary	9	—			9
Equity in net loss of affiliated companies	(2,906)	—			(2,906)

Net loss	$(9,938)	$(528)			$(10,579)

Basic loss per share	$(0.37)				$(0.39)

Shares used in basic per share calculation	26,598		438		27,036

Diluted loss per share	$(0.37)				$(0.39)

Shares used in diluted per share calculation	26,598		438		27,036

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

1. Basis of Pro Forma Presentation

     The accompanying Unaudited Pro Forma Condensed Combined Statements of Operations (the “Pro Forma Statements of Operations”) for the twelve months September 30, 2001 and the three months ended December 31, 2001 give effect to Integrated Silicon Solution, Inc.’s (“ISSI” or the “Company”) acquisition of Purple Ray, accounted for under the purchase method. The Pro Forma Statements of Operations are based on historical results of operations of ISSI and Purple Ray for the respective entities’ twelve month periods ended September 30, 2001 and December 31, 2001 and the three month periods ended December 31, 2001. The Unaudited Pro Forma Condensed Combined Balance Sheet (the “Pro Forma Balance Sheet”) gives effect to the acquisition as if it had occurred at the end of the latest interim period for ISSI preceding the acquisition, December 31, 2001. The Pro Forma Statements of Operations and Pro Forma Balance Sheet and accompanying notes (collectively, the “Pro Forma Financial Information”) should be read in conjunction with, and are qualified by reference to, the historical financial statements of the Company and of Purple Ray and the related notes thereto.

     The Pro Forma Financial Information is intended for informational purposes only and is not necessarily indicative of the future financial position or future results of operations of the Company after the acquisition of Purple Ray, or of the financial position or results of operations of the Company that would have actually occurred had the acquisition of Purple Ray been effected on October 1, 2000.

     The Pro Forma Financial Information has been prepared based on preliminary estimates of fair value.

2. Preliminary Purchase Price Allocation

     The estimated total purchase price of the Purple Ray acquisition is as follows (in thousands):

Value of ISSI common stock issued	$5,233
Value of Purple Ray options assumed	1,646
Estimated transaction costs	200

Total estimated purchase price	$7,079

     Based on the purchase price, the preliminary purchase price allocation is as follows (in thousands):

Net tangible assets	$290
Intangible assets:
In-process technology	4,689
Patent applications	963
Assembled workforce	248
Unearned compensation	889

Total estimated purchase price allocation	$7,079

     The amortization related to the intangible assets with definite lives are reflected as pro forma adjustments to the unaudited pro forma condensed combined statements of operations as if the acquisition of

Purple Ray had been effected on October 1, 2000. Intangible assets are amortized over lives of three to five years.

     ISSI recorded deferred compensation of approximately $0.9 million at the acquisition date, representing the intrinsic value of unvested Purple Ray options assumed. The amortization related to the deferred compensation is reflected as a pro forma adjustment to the unaudited pro forma condensed combined statements of operations as if the acquisition of Purple Ray had been effected on October 1, 2000. The deferred compensation will be amortized over the option vesting period five years.

     The in-process technology acquired from Purple Ray was valued at $4.7 million. The write-off of the in-process technology acquired impacted the statement of operations of ISSI in the quarter ended March 31, 2002. The charge has been excluded from the pro forma adjustments to the pro forma condensed combined statement of operations as the impact of the charge will not continue beyond twelve months from the date of acquisition.

3. Pro Forma Adjustments

     The pro forma adjustments included in the unaudited pro forma condensed combined financial statements are as follows:

A)	To adjust balance sheet items included in the December 31, 2001 Purple Ray balance sheet that were not assumed or increased per the asset purchase agreement.

B)	To allocate purchase price to property and equipment.

C)	To allocate purchase price to intangibles.

D)	To accrue acquisition related transaction costs.

E)	To record unearned compensation for the intrinsic value of unvested stock options of Purple Ray assumed by ISSI.

F)	To record the fair value of common stock issued to former shareholders of Purple Ray and the fair value of Purple Ray options assumed by ISSI.

G)	To eliminate Purple Ray equity accounts.

H)	To record the effect of the write-off of in process technology valued at $4,689.

I)	To record amortization of the acquired intangible assets.

J)	To record amortization of the unearned compensation.

4. Pro Forma Earnings Per Share

     Basic and diluted income (loss) per share for each period are calculated by dividing pro forma net income (loss) by the shares used to calculate income (loss) per share in the historical period plus the effect of the shares issued in connection with the acquisition of Purple Ray as if the acquisition of Purple Ray had been effected on October 1, 2000. Potential common shares, including the impact of common stock options, are excluded from the calculation of diluted income (loss) per share in a loss period, as the effect would be anti-dilutive.

(c) Exhibits

The following exhibit is filed herewith:

*2.1	Agreement and Plan of Reorganization dated January 23, 2002 by and among Integrated Silicon Solution, Inc., Purple Ray, Inc. and Chris Wu, as agent and attorney-in-fact for the shareholders of Purple Ray, Inc.

23.1	Consent of Frank, Rimerman & Co. LLP

*	Incorporated by reference to exhibit 2.1 filed with the Registrant’s Report on Form 8-K filed February 28, 2002.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTEGRATED SILICON SOLUTION, INC.

Date: April 26, 2002	By: /s/ Michael D. McDonald Michael D. McDonald Chief Financial Officer Vice President of Finance

EXHIBIT INDEX

Exhibit No.	Description

*2.1	Agreement and Plan of Reorganization dated January 23, 2002 by and among Integrated Silicon Solution, Inc., Purple Ray, Inc. and Chris Wu, as agent and attorney-in-fact for the shareholders of Purple Ray, Inc.

23.1	Consent of Frank, Rimerman & Co. LLP

*	Incorporated by reference to exhibit 2.1 filed with the Registrant’s Report on Form 8-K filed February 28, 2002.